FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 3, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Releases 2014 Year End Reserves Report

Salt Lake City, UT–March 3, 2015 – FX Energy, Inc. (NASDAQ: FXEN), today released its 2014 year end reserves report prepared by independent petroleum engineers.  The Company’s proved reserves were estimated at 39.5 billion cubic feet of gas equivalent (Bcfe) with an estimated pre-tax present value discounted at 10% per annum (PV10) of $137 million.  Probable reserves amounted to an additional 20.6 Bcfe with a PV10 of $51 million.

The Tuchola-3, Tuchola-4 and Karmin-1 wells added new reserves at year end 2014.  Karmin added reserves of 15.5 Bcf gross (7.6 Bcf net) proved and an additional 13.0 Bcf gross (6.3 net) probable.  The Tuchola wells added 5.7 Bcf proved and an additional 4.3 Bcf probable, both gross and net.  The Tuchola volumes include only the high methane sales gas portion of the production stream, in contrast to the volumes for all of the Company’s other wells in Poland, which reflect the total production stream of low methane gas.  Together, the three wells added a net PV10 of $35.9 million proved and an additional $20.6 million probable, after deducting development costs estimated at $31.4 million.

Total proved reserves declined 12% from 44.8 Bcfe at year end 2013 to 39.5 Bcfe at year end 2014; the PV10 value of proved reserves declined by 14%, from $159 million to $137 million.  This decrease was due primarily to production during 2014, elimination of reserves attributable to the Szymanowice well, and negative revisions at Lisewo-1, Lisewo-2 and Komorze-3.  Bottomhole pressure data from the Lisewo and Komorze wells showed a higher drop in pressure than expected and suggest that these wells may be draining separate reservoir compartments rather than the entire structural volume.

“The original reserve estimates for Lisewo and Komorze were based on a volumetric analysis of the structures,” said Andy Pierce, Vice President of Operations.  “The pressure drops suggest the wells are draining compartments within the structures rather than drawing gas from throughout the structures.  When the internal barriers do not break down naturally with the pressure drop from several years’ production, horizontal drilling is often employed to recover the remaining gas.”

Gas prices

The Company’s gas sales for 2014 were based on a low methane tariff of 1,016 zlotys per thousand cubic meters (mcm) of low methane gas.  The tariff remained constant throughout 2014, but was reduced by 6% to 953 zlotys per mcm effective January 1, 2015.  The tariff reduction appears to have been in response to the drop in oil prices through the second half of 2014 and into 2015.  Lower oil prices have reduced the price of gas imported into Poland, which is linked to Brent oil prices.  The current tariff is to remain in force until the end of April 2015; no guidance has been provided by the Polish regulator beyond that date.

The U.S. dollar price used in the Company’s 2014 reserve report was $7.75 per thousand cubic feet (mcf), which was the weighted average price actually realized by the Company based on the exchange rate in effect on the first of each month during 2014.  That price reflects an average exchange rate of 3.15 zlotys per dollar during 2014.  As of February 2015 the Company was receiving approximately $6.15 per mcf for its gas, approximately 21% less in USD terms than the average 2014 price.  As noted above, the gas tariff in PLN decreased approximately 6% from 2014 to 2015; the remaining 15% of the USD price decrease is attributable to the move in the currency exchange rate from an average of 3.15 zlotys per dollar during 2014 to the current rate of 3.70 zlotys per dollar in February 2015.

Beginning around the same time that oil prices began their decline, the U.S. dollar began appreciating against most worldwide currencies, including the British pound, the Euro and the Polish zloty (PLN).  The exchange rate between PLN and USD has been fairly stable over the past three years, ranging between 3.15 and 3.25 PLN/USD.  During late 2014, and continuing into 2015, the exchange rate moved from a low of 3.00 to a high of 3.77 PLN/USD, a depreciation in the value of the Polish zloty of 23%.  Similar to oil prices, the Polish zloty has recovered slightly to approximately 3.70 PLN/USD, but the value of the zloty in relation to the U.S. dollar remains significantly lower than it has been for several years.

As the dollar strengthens relative to the zloty, our dollar-denominated revenue actually received in zlotys declines; conversely, when the dollar weakens relative to the zloty, our U.S. dollar-denominated revenue received in Polish zlotys increases.  Likewise, a weak U.S. dollar leads to higher dollar-denominated drilling, capital, and exploration costs, while a strong dollar has the opposite effect for the cost structure of our Polish operations.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of FXEN.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside the Company’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see the Company’s SEC reports or visit its website at www.fxenergy.com.